Exhibit 99.1
FOR IMMEDIATE RELEASE
Biopure Announces Expanded Clinical Program To Target Anemia
Myocardial salvage, erythropoeitic effect and quality of life indications to be pursued
CAMBRIDGE, Mass., Oct. 15 /PRNewswire-FirstCall/ — Biopure Corporation (Nasdaq: BPURD) today announced it is undertaking a revamped clinical development program and expects to further its ischemia development in heart attack patients. Biopure expects to move on several fronts, emphasizing clinical development in Europe.
The company has decided to leverage into new indications the body of research it has amassed in preclinical and clinical studies involving anemia. The company has also identified the next step in its ischemia clinical program.
New Clinical Trials
Three phase 2 clinical trials are proposed and being designed for 2008: one in heart attack patients, one to address anemia in chemotherapy patients instead of or in addition to erythropoietin stimulating agents (ESAs), and one to investigate possible improvement of quality of life in the terminally ill.
Erythropoietic Agent Trial
The ESA study, to be designed, would examine whether Hemopure might be useful as an alternative to or in conjunction with ESAs, such as Aranesp or Procrit, which are hormones that enhance the production of red blood cells. Recently the FDA has required a label warning about the use of ESAs, and reported sales of those products have declined. The proposed Hemopure study would seek safety and preliminary efficacy information using Hemopure, which is not a hormone, for erythropoietic effect. Biopure has observed evidence in previous clinical trials that Hemopure may have such an effect. This would be its first clinical trial to test the hypothesis
In a Phase II multicenter, double-blind, post-cardiopulmonary bypass clinical trial completed by Biopure in 1997, which compared the post-operative use of Hemopure to donated red blood cells in cardiac surgery, the hematocrit, or packed red blood cell volume as a percentage of total blood volume, was similar for both the Hemopure-infused and the control patients on the sixth day following surgery. Both groups maintained this similarity when measured again at a follow-up visit 28 days after surgery. A red blood cell transfusion infuses red blood cells into the patient’s blood stream. An infusion of Hemopure does not. Consequently, the similarity of red blood cell volume in both groups of patients suggests that Hemopure may promote the
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regeneration of red blood cells. The use of Hemopure as an erythropoietic agent is also supported by at least one Biopure preclinical study.
Palliative Care Trial
The second proposed study would be an open-label (non-randomized) compassionate use, Phase 2 study expected to be coordinated by the Duke Cancer Care Research Program. Participants are expected to be patients with advanced life-limiting illness. Hemopure would be evaluated on its oxygen carrying capacity to increase perfusion and improve the quality of life in this patient population, which is typically ESA-resistant. The study would measure, using well established methods, both quantitative and qualitative outcomes. Anemia is a significant but understudied problem in terminally ill patients. In a recent study of 105 palliative care patients, of whom 95 had advanced cancer, anemia was found in 77% of men and 68.2% of women.
Heart Attack
The company is preparing a Phase 2, multicenter double-blind study to evaluate Hemopure when used as an adjunctive therapy for ST-segment elevation myocardial infarction, or a major heart attack. The hypothesis to be tested is that Hemopure might have “cardio-protective effects” in this patient population by reducing the extent of the injury to the heart.
Trauma
The company continues to support the efforts of the U.S. Navy, which intends to conduct a phase 2 pre-hospital clinical trial in the United States in trauma patients. The trial, called “Restore Effective SUrvival in Shock,” or RESUS, has been under consideration by the FDA since 2005. Issues concerning the FDA perception of Hemopure and other hemoglobin-based oxygen carriers and the aspect of the trial that requires a waiver of informed consent by patients continue to delay this trial. Nevertheless, the RESUS program is continuing with a view to overcoming all issues.
Surgery and United Kingdom Marketing Authorization
As previously reported, the company submitted an application to the Medicines and Healthcare products Regulatory Authority (MHRA) in the U.K., and received a provisional response in December 2006. The company met with the MHRA in September to review its proposed final responses to the agency questions. The company anticipates submitting its response, incorporating suggestions made at that meeting, at the end of this month. The company is hopeful of a positive outcome of the MHRA review. There is no time schedule in the law applicable to this review, but the historic typical response time is four to six months. The indication sought is orthopedic surgery where blood is not an option.
All trial designs described are subject to further expert input and to changes that could result from hospital ethics committee reviews when protocols are submitted, as well as applicable governmental agency reviews.
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Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure(R) [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for several other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin(R) [hemoglobin glutamer — 200 bovine)], or HBOC-301, the only oxygen therapeutic approved by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 186,000 units of Oxyglobin, which have been used to treat an estimated 100,000 animals.
Statements in this release that are not strictly historical are forward-looking statements, including those statements implying that any planned clinical trial will be carried out or that study results will be as desired, statements related to the timing and response of the MHRA review and any statements that might imply that Hemopure may receive marketing approval in additional jurisdictions or for additional indications. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue these initiatives, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, delays in or unpredictable outcomes of clinical trials, and the other factors identified under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q filed on June 14, 2007, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.
The content of this release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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